Exhibit 10(t)


                          DESCRIPTION OF SPLIT-DOLLAR
                         INSURANCE POLICIES MAINTAINED
                        FOR CERTAIN EXECUTIVE OFFICERS
                           OF RURBAN FINANCIAL CORP.

      Life insurance policies are provided for certain executive officers of Rurban Financial Corp. (the "Corporation") on a split-dollar basis and the Corporation is the owner of the split-dollar policies. Each executive officer's estate or designated beneficiaries are entitled to proceeds upon the executive officer's death in a sum equal to two times either the executive officer's annual salary at death, if actively employed, or final annual salary, if retired, less $50,000. The Corporation is entitled to the remainder of the proceeds less any loans on the policy and unpaid interest or cash withdrawals previously incurred by the Corporation. Each executive officer has the right to designate one or more beneficiaries to receive his share of the proceeds payable upon death. David E. Manz, Edward L. Yoder and Robert W. Constien are the only executive officers of the Corporation for whom the split-dollar policies are being maintained. In addition, a split-dollar policy has been maintained on behalf of Richard C. Burrows, a former executive officer and current director of the Corporation.